Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Steven H. Benrubi (“Executive”) (collectively, the “Parties”) is entered into as of August 3, 2010.

W I T N E S S E T H:

WHEREAS, the Parties entered into an Employment Agreement on September 19, 2007, which was amended and restated as of February 11, 2008 (the “Prior Agreement”); and

WHEREAS, the Parties desire to execute this Agreement that will supersede the Prior Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	EMPLOYMENT

The Company hereby continues to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth below.

2.	TERM

The term of this Agreement shall begin on the date first set forth above (the “Effective Date”) and end on the third anniversary of the Effective Date (the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5.

3.	COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) (“Base Compensation”) payable in twenty-six (26) substantially equal installments per year, less all applicable tax withholdings by the Company. The Base Compensation shall be payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review Executive’s Base Compensation annually and may make adjustments to increase but not decrease such Base Compensation, in accordance with the compensation practices and guidelines of the Company.

3.2 Bonuses.

(a) Subject to the achievement of performance objectives pre-determined by the Committee, Executive shall be eligible to receive annual bonus compensation targeted at fifty percent (50%) of Base Compensation, a portion of which shall be based on the Spring operating income results for the Company as a whole and the remaining portion shall be based on the Fall operating income results for the Company as a whole (each a “Seasonal Bonus”). The maximum annual bonus compensation opportunity shall be provided in the Company’s incentive plan. In order to earn a Seasonal Bonus, Executive must be employed on the date the Company pays the applicable Seasonal Bonus. Any Fall bonus under this provision shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and any Spring bonus earned hereunder shall be paid in the third quarter of such fiscal year. Prior to the commencement of any Seasonal Bonus period, the Company reserves the right to change the operating metric(s) for purposes of measuring the Seasonal Bonus earned.

(b) The Committee may in its sole discretion replace this Seasonal Bonus program with an annual bonus program under which such annual bonus shall be based on the achievement of annual metrics established by the Company each fiscal year (such metrics to be determined as late as seventy-five (75) days following the beginning of each applicable fiscal year). In order to earn this annual bonus, Executive must be employed on the date the Company pays such annual bonus and any annual bonus so earned shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year for which it is earned and following certification by the Committee of the achievement of the applicable performance metrics and the amount of the annual bonus to be paid to Executive for the applicable fiscal year.

(c) The Company will pay Executive a retention bonus of $75,000 (the “Retention Bonus”), payable in cash in two installments as follows: (i) $25,000 on the Effective Date, and (ii) $50,000 on the first anniversary of the Effective Date, provided that, Executive is employed by the Company on each such payment date and has not tendered notice of his resignation. If Executive (i) is terminated for Cause, (ii) resigns without Good Reason, or (iii) evidences his intent to resign by tendering his resignation, prior to the -third anniversary of the Effective Date, Executive shall repay the Company, within 10 days following such termination event, an amount of the Retention Bonus (not to exceed the Retention Bonus paid to Executive) equal to the product of (x) and (y), where (x) is equal to the amount of the Retention Bonus paid to Executive as of the termination date, and (y) is a fraction, the numerator of which is the number of days remaining until the third anniversary of the Effective Date and the denominator of which is 1,095.

3.3 Options. Pursuant to and subject to the terms of The Wet Seal Inc. 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”), on the Effective Date, Executive was awarded an option to purchase 90,000 shares of Class A common stock of the Company (“Common Stock”) in accordance with the stock option agreement attached hereto as Exhibit B (the “Stock Option Agreement”).

3.4 Restricted Shares. Pursuant to and subject to the terms of the Plan, on the Effective Date, Executive was awarded a restricted stock award consisting of 90,000 restricted shares of Common Stock in accordance with the restricted stock award agreement attached hereto as Exhibit C (the “Restricted Stock Award Agreement”).

3.5 Benefits. Executive shall be entitled to participate in all pension and welfare benefit, medical, dental, vision, life insurance, disability and any other benefit or insurance plans established by the Company and made available to other executives at his level, in accordance with the terms of such plans as they may be in effect from time to time.

3.6 Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy, as it may be established from time to time.

3.7 Expense Reimbursement. Executive shall be reimbursed for reasonable business expenses actually incurred, in accordance with the Company’s expense reimbursement policy, as it may be in effect during the Term.

4.	POSITION AND DUTIES

4.1 Position. Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and report to the Chief Executive Officer of the Company (“CEO”). Executive shall perform duties consistent with his title and position and any other reasonable duties determined by the CEO. If requested by the Board of Directors of the Company (the “Board”), Executive shall serve as an officer and/or director of any of the Company’s affiliates or subsidiaries for no additional consideration.

4.2 Duties; Devotion of Time and Effort. Executive shall use Executive’s good faith best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive’s required responsibilities and duties hereunder. Executive shall perform the duties assigned to him to the best of Executive’s ability and in the best interests of the Company.

4.3 Compliance with Policies. Executive shall observe all Company’s policies and all reasonable rules and regulations adopted by the Company in connection with the conduct of its business, and shall render services in a competent, conscientious and professional manner and as instructed by the Company in all matters.

4.4 Officer of the Company. Executive’s position is considered a 16(b) position. Executive will be an “officer” of the Company and accountable for fiscal and fiduciary responsibilities associated with such position.

5.	TERMINATION

5.1 Due to Death or Disability. If Executive dies during the Term, Executive’s employment and this Agreement shall terminate as of the date of his death. The Company may terminate Executive due to Executive’s “Disability” (as defined below) at any time following the Effective Date, upon written notice to Executive. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”. The Company may terminate Executive’s employment without “Cause” (as hereinafter defined) at any time following the Effective Date, upon written notice to Executive, subject to compliance by the Company with the provisions of Section 5.6 hereof.

5.3 By the Company for Cause. The Company may terminate Executive’s employment for “Cause” at any time. For purposes of this Agreement, the term “Cause” shall mean:

(a) Executive’s conviction of, or plea of nolo contendere to, any felony or any crime involving the Company;

(b) Executive’s commission of any act of theft, embezzlement or misappropriation against the Company;

(c) The gross neglect, malfeasance or nonfeasance of Executive in the performance of the services contemplated hereunder, when such conduct causes or has the likelihood of causing material economic harm to the Company;

(d) A material breach of this Agreement by Executive;

(e) Any willful misconduct or unethical behavior related to Executive’s duties hereunder or insubordination by Executive;

(f) The sexual or other harassment by Executive of any employee, independent contractor or customer of the Company; and/or

(g) Executive’s use of illegal drugs or abuse of alcohol or legally prescribed drugs.

5.4 By Executive For Good Reason. Executive may terminate his employment for Good Reason (as defined below). In the event Executive seeks to terminate his employment for Good Reason, Executive shall provide thirty (30) days written notice to the Company setting forth Executive’s intention to terminate his employment with the Company. The Company shall have the opportunity to cure the “Good Reason” within thirty (30) days of the Company’s receipt of the written notice from Executive. For purposes of this Agreement, “Good Reason” shall mean relocating Executive’s place of work, or the executive offices of the Company, to a location more than fifty (50) miles from the site of the Company’s offices as of the Effective Date. Executive must provide notice of his intention to terminate his employment for Good Reason within sixty (60) days following the occurrence of the grounds constituting Good Reason. If Executive fails to provide such timely notice, Executive shall waive his right to terminate his employment for Good Reason based on such particular grounds.

5.5 By Executive Without Good Reason. Executive may voluntarily terminate his employment without Good Reason at any time following the Effective Date upon sixty (60) days written notice to the Company.

5.6 Termination Payment.

(a) Amount.

(i) In the event that Executive’s employment is terminated pursuant to Sections 5.1 through 5.5, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination (“Termination

Date”) and shall continue to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Compensation and other accrued employee benefits as provided in this Agreement, through the Termination Date. In addition, in the event Executive’s employment is terminated without “Cause” pursuant to Section 5.2, or Executive terminates his employment for “Good Reason” pursuant to Section 5.4, in each case within the first three years of the Effective Date, and subject to Section 5.6 (c) Executive shall receive severance pay in an amount equal to one times Executive’s Base Compensation, in equal bimonthly installments paid over a period of twelve (12) months (the “Severance Period”) with the first installment to be paid on the later of the Company’s first regular pay date after the Termination Date or the tenth (10th) day after Executive’s execution of the release described in Section 5.6(c). Each installment of the severance pay shall be deemed a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if all or any portion of the severance payments due under this Section 5.6(a) are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such payment delay had been imposed). For purposes of this Section 5.6(a)(i), “termination of employment” shall mean Executive’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof.

(ii) If Executive is terminated (x) without Cause on or after the third anniversary of the Effective Date or (y) for Cause, then Executive shall not receive any severance payments and shall only be entitled to the payments identified in the first sentence of Section 5.6(a)(i).

(iii) Except as provided in this Section 5.6, Executive shall not be entitled to any other payments in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company, as a result of the termination of this Agreement or the termination of Executive. In no way do payments under this clause (a) include any unearned, ineligible bonus compensation.

(b) Benefits. In the event Executive’s employment is terminated without “Cause” pursuant to Section 5.2, or Executive terminates his employment for “Good Reason” pursuant to Section 5.4, the Executive may timely elect to continue healthcare coverage through COBRA at Executive’s expense.

(c) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all severance payments to which Executive is entitled under this Section 5.6 are conditional upon, and subject to, Executive first executing a valid waiver and release of all claims that Executive may have against the Company, its subsidiaries and affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as may be warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive fails to execute (or revokes) such waiver and release of all claims within 30 days following the Termination Date, the Company shall have no obligation to provide the payments contemplated under this Section 5.6. To the extent that the Executive’s Termination Date occurs on or after November 15th of a calendar year, the Release to the extent executed and returned in accordance with this subparagraph shall be deemed, for purposes of the payment timing provisions of this Section 5, to have been executed and returned to the Company on January 1st of the calendar year succeeding the Termination Date.

(d) Mitigation. Executive acknowledges and agrees that any and all severance payments to which Executive is entitled under this Section 5.6 shall be reduced, on a dollar for dollar basis, by any compensation paid to Executive during the Severance Period by another recipient of Executive’s services, whether as an employee, consultant or otherwise. Executive agrees to provide written notice to the Company of the provision of any such services during the Severance Period and the amount of compensation to be earned in respect thereof within five (5) business days of the provision of such services.

6.	NON-SOLICITATION; NON-COMPETITION

Executive acknowledges that by virtue of Executive’s position as Executive Vice President and Chief Financial Officer of the Company, and Executive’s employment hereunder, he will have advantageous familiarity with and knowledge about the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows:

(a) During the Term, Executive will not engage (either directly or indirectly, as shareholder, partner, officer, director, consultant, employee or otherwise) in any enterprise, nor perform any services of any kind whatsoever for or provide any financial assistance to any enterprise, in the retail clothing business other than through the Company or its subsidiaries and their successors.

(b) During the Term, and for a period of one (1) year following the end of the Term, Executive will not, either for himself or for any other person or entity, directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, and/or (ii) attempt to solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company; provided, however, that this restriction shall apply for one (1) year following the termination of Executive’s employment, in the event Executive’s employment is terminated prior to the end of the Term pursuant to, and in accordance with, Sections 5.1 through 5.5.

7.	TRADE SECRETS

7.1 Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use or divulge, disclose or communicate to any Person in, any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (a) all information, formulae, compilations, software programs (including object codes and source codes), devices, methods, techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof (b) buying habits or practices of any of its customers, (c) the Company’s marketing methods and related data, (d) the Company’s costs of materials, (e) the prices it obtains or has obtained or at which it sells or has sold its products or services, (f) lists or other written records used in the Company’s business, (g) compensation paid to employees and other terms of employment or (h) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by Court order). The Parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 7.1. is an example, and that any breach of this Section 7.1 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

7.2 Executive agrees to keep confidential and not to use or divulge, except in furtherance of Executive’s duties at the Company, any confidential or proprietary information of any customer of the Company to which Executive may obtain access during the Term. Executive acknowledges and agrees that a breach of this Section 7.2 shall be a material breach of this Agreement.

8.	INVENTIONS

8.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business (collectively, “Inventions”) that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment or personnel.

8.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, patentable or unpatentable, from the beginning of Executive’s employment with the Company until the termination thereof.

8.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere,

including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 8.2.

8.4 The provisions of Sections 8.2 and 8.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

9.	SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether patentable or not, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the use of the facilities, materials or personnel of the Company.

10.	INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 through 9 and Sections 12 through 13 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 9 and Sections 12 through 13 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

11.	BLUE PENCIL

It is the desire and intent of the Parties that the provisions of Section 6 through 9 and Section 15 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 9 and Section 15 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 9 and Section 15 if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

12.	COPYRIGHT

Executive agrees that any work prepared for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

13.	EXECUTIVE’S DUTIES ON TERMINATION

Upon termination of his employment, Executive will return immediately to the Company all of the Company’s property in Executive’s possession or control, including, but not limited to, phone cards, credit cards, reports, Proprietary Information, software, keys, files, data, customer lists, equipment, and all other tangible and intangible property belonging to the Company or relating to Executive’s employment with the Company.

14.	GENERAL PROVISIONS

14.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (through acquisition, merger, reorganization or otherwise), and affiliate, parent or subsidiary corporations. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the Parties and the heirs, executors, administrators and/or personal representatives of Executive.

14.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive, to such address as shall most currently appear in the records of the Company.

14.3 Entire Agreement. This Agreement, the Release, the Stock Option Agreement and the Restricted Stock Award Agreement, each as amended from time to time, constitute the entire agreement of the Parties and shall supersede all prior agreements (including without limitation, the Prior Agreement, but excluding any prior stock option agreement or restricted stock agreement entered into with respect thereto).

14.4 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

14.5 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

14.6 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

14.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to its principles of conflict of laws.

14.8 Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall. be deemed an original, but all of which shall together constitute the same instrument.

14.9 Survival. Sections 6 through 13, Section 14.7, this Section 14.9, Section 14.10 and Section 15 shall survive the termination or expiration of this Agreement.

14.10 Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of such provision. Furthermore, the Company and its respective officers, directors, employees or agents make no guarantee that this Agreement complies with, or is exempt from, the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, the provisions of Code Section 409A. Executive shall not have a legally binding right to any distribution made to Executive in error.

15.	ARBITRATION

In recognition of the fact that differences may arise between Executive and the Company relating to certain aspects of Executive’s employment or the termination of Executive’s employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost effective for either party, both the Company and Executive mutually agree to arbitrate disputes under the following terms and conditions in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(a) Except as set forth in subparagraph (e) below, any dispute arising out of or in any way related to Executive’s employment with the Company, will be decided exclusively by final and binding arbitration, in Orange County, California, pursuant to the procedures required by California law, including the California Arbitration Act, California Code of Civil Procedure §§ 1281, et seq. and governing case law including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000). The claims covered include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded herein; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. This agreement to arbitrate disputes shall not be deemed to apply to a dispute if an agreement to arbitrate such a dispute is prohibited by law.

(b) The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award. The award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. To the extent not inconsistent with applicable laws, the Arbitrator will have the authority to hear and grant motions.

(c) Except as required under governing law, including Armendariz v. Foundation Health Psychcare Servs., Inc., 24 Cal.4th 83 (2000), each party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation) shall be borne equally by the Parties.

(d) EXECUTIVE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, EXECUTIVE AND THE COMPANY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE BY ARBITRATION ANY AND ALL GRIEVANCES DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT OR THE TERMINATION THEREOF.

(e) Notwithstanding the above, Executive or the Company shall be entitled to seek injunctive or other equitable, provisional relief from a court of competent jurisdiction in Orange County, California upon a showing that any potential arbitration award would be rendered ineffectual without such relief. However, if any party seeks or obtains such injunctive relief, the merits of the dispute and/or determination of any appropriate remedy (other than equitable, provisional relief) shall be resolved in accordance with this Agreement.

(f) This agreement to arbitrate disputes shall apply to disputes involving the Company as well as the Company’s parents, affiliates, subsidiaries, successors, assigns, officers, directors, shareholders, employees and agents. Any controversy regarding whether a particular dispute is subject to arbitration shall be decided by the arbitrator.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By:	/s/ Ed Thomas
Name:	Ed Thomas
Title:	President & CEO

EXECUTIVE

/s/ Steven H. Benrubi
Steven H. Benrubi

EXHIBIT A

Form of Release

1. Termination of Employment. Steven H. Benrubi (“Executive”) acknowledges that his last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is August 3, 2013 (the “Termination Date”).

2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as August 3, 2010 (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification as provided in the Company’s Charter and By-Laws.

3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company or other person designated by the Board of Directors of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7. Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to its principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release, the Employment Agreement, the Stock Option Agreement and the Restricted Stock Award Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the terms of Section 15 of the Employment Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the parties hereto have executed this Release on August 3, 2010.

THE WET SEAL, INC.

By:
Name: Ed Thomas
Title: President & CEO

EXECUTIVE

Steven H. Benrubi

EXHIBIT B

THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made and entered into as of August 3, 2010 by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Steven H. Benrubi, who is the Executive Vice President and Chief Financial Officer of the Company (“Participant”). Capitalized terms not defined herein will have the meaning ascribed to them in the Company’s 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”)

Total Option Shares:	90,000

Exercise Price Per Share:	$3.44[1]

Date of Grant:	August 3, 2010

Expiration Date:	August 3, 2020

Type of Stock Option
(Check One):	☐ Incentive Stock Option, to the maximum extent permissible

☒ Nonqualified Stock Option

8. 1. Grant of Option. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share, subject to all of the terms and conditions of this Agreement and the Plan.

9. 2. Exercise Period.

9.1 2.1. Provided Participant continues to provide Continuous Service to the Company or any Subsidiary, the Option will become vested and exercisable with respect to 33 1/3% of the Shares on each of the next three (3) anniversaries of the Date of Grant until the Option is 100% vested, subject to Executive’s Continuous Service with the Company on each of those vesting dates. Except as provided in this Agreement, unvested Options will not be exercisable on or after Participant’s termination of Continuous Service (“Termination Date”) and will immediately terminate on such Termination Date.

[1]

The exercise price per share shall be the volume weighted average 30 day share price of the Class A common stock ending on and including the Date of Grant, but in no event less than the closing quoted selling price for the Company’s Class A Common Stock on the Date of Grant in accordance with the Plan.

9.2 2.2. The Option will expire on the Expiration Date set forth above or earlier as provided in this Agreement or the Plan.

10. 3. Termination of Continuous Service.

10.1 3.1. If Participant’s Continuous Service is terminated, the Options will remain exercisable as follows:

10.2 (a) If Participant’s termination of Continuous Service is due to death, all unvested Options will terminate and all vested Options will be exercisable by Participant’s designated beneficiary, or if none, the person(s) to whom such Participant’s rights under the Option are transferred by will or the laws of descendent and distribution for one (1) year following the Termination Date (but in no event beyond the term of the Option).

10.3 (b) If Participant’s termination of Continuous Service is due to Disability (as such term is defined in Participant’s Employment Agreement with the Company dated as of the date hereof (the “Employment Agreement”)), all unvested Options will terminate and all vested Options will be exercisable by Participant for one (1) year following the Termination Date (but in no event beyond the term of the Option).

10.4 (c) If Participant’s termination of Continuous Service is due to termination for Cause (as such term is defined in the Employment Agreement) or voluntary termination without Good Reason (as such term is defined in the Employment Agreement) by the Participant, the Options will terminate on the Termination Date, regardless of whether the Options were then exercisable.

10.5 (d) If Participant’s termination of Continuous Service is due to any other reason, all unvested Options will terminate on the Termination Date and all Options (to the extent exercisable as of the Termination Date) will be exercisable for a period of three (3) months following such Termination Date (but in no event beyond the term of the Option) and will thereafter terminate. Participant’s status as an employee will not be considered terminated in the case of leave of absence agreed to in writing by the Company (including but not limited to military and sick leave); provided, that, such leave is for a period of not more than three (3) months or reemployment upon expiration of such leave is guaranteed by contract or statute.

10.6 3.2. Nothing in the Plan or this Agreement will confer on Participant any right to the continuation of service with the Company, or any of its Subsidiaries, or interfere in any way with the right of the Company or its Subsidiaries to terminate his Continuous Service at any time.

11. 4. Manner of Exercise.

11.1 4.1. A Participant (or in the case of exercise after Participant’s death or Disability, Participant’s executor, administrator, heir or legatee, as the case may be) may exercise his Option by giving written notice of exercise to the Company in a form approved by the Company specifying the number shares of Common Stock to be purchased. Such notice must be accompanied by the payment in full of the Option exercise price. The exercise price of the Option may be paid by in the following manner: (i) cash or certified or bank check, (ii) surrender of Common Stock held by Participant for at least 6 months prior to exercise (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes) or the attestation of ownership of such shares, in either case, if so permitted by the Company, (iii) if established by the Company, through a “same day sale” commitment from Participant and a broker-dealer selected by the Company that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Options and to sell a portion of the Shares so purchased sufficient to pay for the total exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the total exercise price directly to the Company, or (iv) by any combination of the foregoing, and, in all instances, to the extent permitted by applicable law. A Participant’s subsequent transfer or disposition of any Common Stock acquired upon exercise of an Option will be subject to any Federal and state laws then applicable, specifically securities law, and the terms and conditions of the Plan.

11.2 4.2. Upon (a) exercise of a Nonqualified Stock Option or (b) under any other circumstances determined by the Committee in its sole discretion, the Company will have the right to require any Participant, and such Participant by accepting the Awards granted under the Plan agrees, to pay to the Company the amount of any Federal, state, local income taxes or other taxes incurred by reason of the exercise of Options granted hereunder that the Company may be required to withhold with respect thereto. In the event of clauses (a) or (b), Participant will pay to the Company (or the Company may withhold) such amount as the Company deems necessary to satisfy its minimum tax withholding obligation and such payment will be made: (i) in cash, (ii) to the extent authorized by the Committee, having the Company retain shares which would otherwise be delivered upon exercise of an Option, (iii) to the extent authorized by the Committee, delivering or attesting to ownership of Shares owned by the holder of the Options for at least 6 months prior to the exercise of such Options (or such longer or shorter period as may be required to avoid a change to earnings for financial accounting purposes), or (iv) any combination of any such methods. For purposes hereof, Shares will be valued at Fair Market Value.

12. 5. Issuance of Shares. Except as otherwise provided in the Plan or this Agreement, as promptly as practicable after receipt of such written notification of exercise and full payment of the Exercise Price and any required income tax withholding, the Company will issue or transfer to Participant the number of Shares with respect to which Options have been so exercised (less shares withheld in satisfaction of tax withholding obligations, if any), and will deliver to Participant a certificate or certificates therefor, registered in Participant’s name.

13. 6. Company; Participant.

13.1 6.1. The term “Company” as used in this Agreement with reference to Continuous Service will include the Company and its Subsidiary, if any, as appropriate.

13.2 6.2. Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word

“Participant” will be deemed to include such person or persons.

14. 7. Non-Transferability. The Options are not transferable by Participant otherwise than to a designated beneficiary upon death or by will or the laws of descent and distribution, and are exercisable during Participant’s lifetime only by him. No assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent and distribution), will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options will terminate and become of no further effect.

15. 8. Rights as Shareholder. Participant or a transferee of the Options will have no rights as shareholder with respect to any Shares until he or she will have become the holder of record of such Shares, and no adjustment will be made for dividends or distributions or other rights in respect of such Shares for which the record date is prior to the date upon which he or she will become the holder of record thereof.

16. 9. Adjustments. Options may be adjusted or terminated in any manner as contemplated by the Plan.

17. 10. Change of Control. Upon the occurrence of a Change of Control, all Options will become 100% vested and exercisable; provided, that, Participant is then in Continuous Service.

18. 11. Compliance with Law. Notwithstanding any of the provisions hereof, Participant hereby agrees that he will not exercise the Options, and that the Company will not be obligated to issue or transfer any shares to Participant hereunder, if the exercise hereof or the issuance or transfer of such shares will constitute a violation by Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company will in no event be obliged to register any securities pursuant to the Securities Act (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Options or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

19. 12. Notice. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by Participant to the Company will be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to him at his address as recorded in the records of the Company.

20. 13. Binding Effect. Subject to Section 7 hereof, this Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.

21. 14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

22. 15. Plan. The terms and provisions of the Plan are incorporated herein by reference, and Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, this Agreement will govern and control.

23. 16. Tax Consequences. Set forth below is a brief summary as of the Effective Date of the Plan of some of the federal tax consequences of the exercise of the Options and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTIONS OR DISPOSING OF THE SHARES.

23.1 16.1. There may be a regular federal income tax liability upon the exercise of the Options. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of the Company, the Company may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

23.2 16.2. The following tax consequences may apply upon disposition of the Shares.

23.3 (a) If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of a Nonqualified Stock Option, any gain realized on disposition of the Shares will be treated as long term capital gain.

23.4 (b) The Company is hereby authorized to withhold from Participant’s compensation, or collect from Participant, and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

24. 17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person or persons to whom this Agreement may be transferred by will or the laws of descent or distribution.

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THE WET SEAL, INC.		PARTICIPANT

By:	/s/ Ed Thomas	/s/ Steven H. Benrubi
	Ed Thomas	(Signature)
	President & CEO	Steven H. Benrubi

EXHIBIT C

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE WET SEAL, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the 3rd day of August, 2010 (the “Grant Date”) by and between The Wet Seal, Inc. (the “Company”) and Steven H. Benrubi (the “Participant”) who is the Executive Vice President and Chief Financial Officer of the Company, evidences the grant by the Company of a stock award of 90,000 shares of restricted Class A common stock of the Company (collectively, the “Restricted Stock”) to the Participant and the Participant’s acceptance of the Restricted Stock in accordance with the provisions of The Wet Seal, Inc. 2005 Stock Incentive Plan, as amended and/or restated from time to time (the “Plan”). All capitalized terms not defined herein shall have the meanings ascribed to them as set forth in the Plan. The Company and the Participant agree as follows:

1. Basis for Award. The award of Restricted Stock is made under the Plan pursuant to Section 9 thereof for service rendered to the Company by the Participant.

2. Stock Awarded.

(a) The Company hereby awards to the Participant the Restricted Stock which shall be subject to the conditions and restrictions set forth in the Plan and this Agreement.

(b) Shares of Restricted Stock shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Committee to reflect the restrictions applicable to such Restricted Stock. Notwithstanding the foregoing, if any certificate is issued in respect of such Restricted Stock, at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE CLASS A COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF August 3, 2010, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

If a certificate is issued with respect to the Restricted Stock, the Committee may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the shares covered by this Agreement. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the shares from the restrictions applicable to such Restricted Stock, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend except as otherwise provided by the Plan, this Agreement or applicable law.

During the period that the Participant holds the Restricted Stock, the Participant shall have the right to receive dividends on and to vote the Restricted Stock while it is subject to restriction, except as otherwise provided by the Plan. If the Restricted Stock is forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Restricted Stock to the Company and cooperate with the Company to reflect such forfeiture. By accepting this Award, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

(c) Except as provided in the Plan or this Agreement, the restrictions on the Restricted Stock are that prior to the “Vesting Date” (as defined in Section 3 below), the shares of Restricted Stock will be forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Restricted Stock made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise. Notwithstanding the foregoing, Participant may transfer the Restricted Stock to his Immediate Family Members (or to corporations, trusts, partnerships or limited liability companies established for the Participant and/or such Immediate Family Members); provided, that, (i) such transfer is for no consideration other than securities or other interests in such corporations, trusts, partnerships or limited liability companies, (ii) the Restricted Stock shall continue to be subject to the terms, conditions and restrictions herein and (iii) the transfer is effected through procedures established by the Committee from time to time.

3. Vesting. The restrictions described in Section 2 of this Agreement will lapse with respect to one-third of the shares of Restricted Stock on each of the first three anniversaries of the Grant Date (each a “Vesting Date”), provided the Participant is in the Continuous Service of the Company on the applicable Vesting Date. If the Participant ceases Continuous Service at any time prior to the applicable Vesting Date, any shares of Restricted Stock that are unvested as of the date of such cessation shall automatically be forfeited. Upon the consummation of a Change of Control while the Participant is subject to Continuous Service, all restrictions on 100% of the then unvested Restricted Stock shall automatically lapse on the date the Change of Control shall be consummated and all of the Restricted Stock shall be vested.

4. Company; Participant.

(a) The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

(b) Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the

Restricted Stock may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

5. Adjustments. The Award may be adjusted as provided for in Section 12 of the Plan.

6. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Restricted Stock to the Participant hereunder, if the vesting thereof or the issuance or transfer of such Restricted Stock shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company will take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Restricted Stock upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

7. No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Continuous Service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Participant’s employment for any time for any reason whatsoever, with or without cause. Except as provided herein, Participant acknowledges and agrees that the continued vesting of the Restricted Stock granted hereunder is premised upon his provision of future services with the Company and the vesting of such Restricted Stock shall not accelerate upon his termination of service for any reason.

8. Representations and Warranties of Participant. The Participant represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. In the event of an express conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. The Participant acknowledges that there may be adverse tax consequences to the Participant upon the vesting of the Restricted Stock and the disposition of such shares of Restricted Stock once vested, and that the Participant should consult a tax adviser prior to such times.

(b) Cooperation. The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

9. Taxes. The Participant agrees that, to the extent required by law, no later than the date as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the Restricted Stock covered by this Agreement, the Participant shall pay to the Company (in cash, or to the extent permitted by the Committee, Stock held by the Participant for at least six (6) months (or such other period as required by the Company’s accountants to avoid adverse accounting treatment) whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of the Participant’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock for which the restrictions shall lapse. If the Participant does not timely make the payment(s) referred to in the immediately preceding sentence, the Company is hereby authorized to withhold from the Participant’s compensation and pay to the applicable taxing authorities an amount equal to this tax withholding liability.

10. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to him at his address as recorded in the records of the Company. Notwithstanding the foregoing, at such time as the Company institutes a policy for delivery of notice by e-mail, notice may be given in accordance with such policy.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:	/s/ Ed Thomas
	Name:	Ed Thomas
	Title:	President & CEO

PARTICIPANT

/s/ Steven H. Benrubi
Name:	Steven H. Benrubi